Exhibit 99.1

NEWS RELEASE WESCO International, Inc. / Suite 700, 225 West Station Square Drive / Pittsburgh, PA 15219

WESCO International, Inc. Reports Record Sales and Earnings
for the Fourth Quarter and Year Ended December 2006;
Announces $400 Million Share Repurchase Program
Contact: Stephen A. Van Oss, Senior Vice President and
Chief Financial and Administrative Officer
WESCO International, Inc. (412) 454-2271, Fax: (412) 454-2477
http://www.wesco.com
PITTSBURGH, February 1, 2007 /PRNewswire-FirstCall/ — WESCO International, Inc. (NYSE: WCC), a leading provider of electrical MRO products, construction materials, and advanced integrated supply procurement outsourcing services, today announced its 2006 fourth quarter financial results.
Fourth Quarter Results
Consolidated net sales for the fourth quarter of 2006 were $1,376 million compared to $1,237 million in 2005, an increase of 11.3%. Gross margin for the quarter improved to 20.9% compared to 20.4% from a year ago. Operating income for the current quarter totaled $93 million versus $75 million in last year’s comparable quarter. Depreciation and amortization included in operating income was $9.4 million for 2006 compared to $7.3 million in 2005. The fourth quarter 2006 effective tax rate was reduced to 27.1% primarily due to increased utilization of foreign tax credits, and a one-time benefit of $0.04 per share was realized. Net income for this quarter was $58 million versus $40 million in the comparable 2005 quarter. Diluted earnings per share for the quarter were $1.10 per share, which includes the one-time tax benefit, versus $0.80 per share in 2005, which included charges net of income taxes of $3.3 million related to the retirement of $199.7 million of 9.125% senior subordinated notes and $1.0 million for charges net of income taxes relating to the repatriation of foreign income.
Year-end Results
For the year 2006, net sales increased 20.3% to $5,321 million compared with $4,421 million in 2005. Gross margin for the year was 20.4% compared to 19.0% in 2005. Operating income totaled $365 million compared with $209 million in 2005, an increase of 74%. Depreciation and amortization included in operating income was $29 million and $19 million for the years ended 2006 and 2005, respectively. Net income for 2006 was $217 million compared with $104 million last year. Diluted earnings per share were $4.14, which includes the one-time tax benefit, in 2006 versus $2.10 in 2005, an increase of 97%. Included in 2005 net income were three significant charges net of income taxes: $10 million related to the retirement of $324 million of senior subordinated notes, $6.9 million related to a settlement of a lawsuit, and $1.0 million for the repatriation of foreign income.

Share Repurchase Plan
WESCO announced today that its Board of Directors has authorized a stock repurchase program in the amount of up to $400 million. The shares may be purchased from time to time in the open market or through privately negotiated transactions. The stock repurchase program may be implemented or discontinued at any time by the Company.
Accounts Receivable Securitization Program Amended
In December, WESCO amended its Accounts Receivable Securitization Facility to provide better financial statement transparency and eliminate the need for pro forma reconciliation to fully describe receivable and debt positions. The December 31, 2006 balance sheet includes $391 million in accounts receivable and short-term debt which were historically presented as “off-balance sheet” amounts. Beginning with the March 2007 quarter, expenses related to the facility and previously recorded as other expense will be classified as interest expense.
Stephen A. Van Oss, Senior Vice President and Chief Financial and Administrative Officer, stated, “We are very pleased with our overall performance for the quarter. Organic sales increased 8% over the fourth quarter of 2005 after adjusting for the benefit from last year’s hurricane activity. Gross margins for the quarter were a record high of 20.9% aided by strong performance from our latest acquisition and continuing corporate initiatives on margin improvement. Our performance for the full year 2006 was outstanding in virtually every key financial metric. For the year, sales grew 20.3%, operating margins increased to 6.9% from 4.7% and earnings per share increased by 97% to $4.14. The integration of Communications Supply Corporation, acquired in November, is underway, and we are confident that this business will be accretive to 2007 earnings per share by $0.35 to $0.40 as previously disclosed.”
Mr. Van Oss continued, “WESCO’s financial condition is excellent. Improved net income and good management of our working capital resulted in strong free cash flow for the quarter and year of $67 million and $199 million, respectively. Cash has been used to fund acquisitions, maintain working capital in support of growth, and reduce the financial leverage of the Company. Our announcement today of a $400 million share repurchase program reflects our confidence in the strength of our business model and our willingness to utilize our improved financial position to provide value to our shareholders.”
Chairman and CEO, Roy W. Haley, commented, “Performance in 2006 has been exceptional, and we are confident that 2007 will be another record-setting year. During the quarter, we completed the acquisition of Communications Supply Corporation, and results to date strengthen our view that coordinated marketing and sales activities will generate many new customer service and growth opportunities. Sales comparisons for the quarter are stronger than the numbers might indicate due to the unusually high hurricane related sales activity during last year’s fourth quarter. We are setting record levels for sales per day and sales per employee, and we are making good progress on market development initiatives. From an operational perspective, I am particularly pleased with our organization’s ability to continue to generate margin improvement and realize operating efficiencies. Continuous improvement programs in all areas of the Company have good momentum, and we are on track to achieve our previously announced longer term operating profit objective of 8%.”
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Teleconference
WESCO will conduct a teleconference to discuss the fourth quarter earnings as described in this
News Release on Thursday, February 1, 2007 at 11:00 a.m. Eastern Time. The conference call will be broadcast live over the Internet and can be accessed from the Company’s home page at http://www.wesco.com. The conference call will be archived on the Company’s Internet site for seven days.
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WESCO International, Inc. (NYSE: WCC) is a publicly traded Fortune 500 holding company, headquartered in Pittsburgh, Pennsylvania, whose primary operating entity is WESCO Distribution, Inc. WESCO Distribution is a leading distributor of electrical construction products and electrical and industrial maintenance, repair and operating (MRO) supplies, and is the nation’s largest provider of integrated supply services. 2006 annual sales were approximately $5.3 billion. The Company employs approximately 7,000 people, maintains relationships with over 29,000 suppliers, and serves more than 110,000 customers worldwide. Major markets include commercial and industrial firms, contractors, government agencies, educational institutions, telecommunications businesses and utilities. WESCO operates seven fully automated distribution centers and approximately 400 full-service branches in North America and selected international markets, providing a local presence for area customers and a global network to serve multi-location businesses and multi-national corporations.
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The matters discussed herein may contain forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from expectations. Certain of these risks are set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, as well as the Company’s other reports filed with the Securities and Exchange Commission.

WESCO INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(dollar amounts in millions, except per share amounts)
(Unaudited)

	Three Months Ended		Three Months Ended
	December 31, 2006		December 31, 2005

Net sales	$1,376.1		$1,236.7
Cost of goods sold (excluding depreciation and amortization below)	1,088.9		984.1

Gross profit	287.2	20.9%	252.6	20.4%
Selling, general and administrative expenses	184.6	13.4%	170.8	13.8%
Depreciation and amortization	9.4		7.3

Income from operations	93.2	6.8%	74.5	6.0%
Interest expense, net	7.5		7.7
Loss on debt extinguishment — net	—		4.9
Other expenses	5.7		4.5

Income before income taxes	80.0	5.8%	57.4	4.6%
Provision for income taxes	21.7		17.7

Net income	$58.3	4.2%	$39.7	3.2%

Diluted earnings per common share	$1.10		$0.80
Weighted average shares outstanding (in millions)	52.8		49.8

	Twelve Months Ended		Twelve Months Ended
	December 31, 2006		December 31, 2005

Net sales	$5,320.6		$4,421.1
Cost of goods sold (excluding depreciation and amortization below)	4,234.1		3,580.4

Gross profit	1,086.5	20.4%	840.7	19.0%
Selling, general and administrative expenses	692.8	13.0%	612.8	13.9%
Depreciation and amortization	28.7		18.6

Income from operations	365.0	6.9%	209.3	4.7%
Interest expense, net	24.6		30.2
Loss on debt extinguishment — net	—		14.9
Other expenses	22.8		13.3

Income before income taxes	317.6	6.0%	150.9	3.4%
Provision for income taxes	100.3		47.4

Net income	$217.3	4.1%	$103.5	2.3%

Diluted earnings per common share	$4.14		$2.10
Weighted average shares outstanding (in millions)	52.5		49.2

WESCO INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollar amounts in millions)
(Unaudited)

	December 31,	December 31,
	2006	2005
Assets
Current Assets
Cash and cash equivalents	$73.4	$22.1
Trade accounts receivable (See Note)	830.0	315.6
Inventories, net	613.6	500.8
Other current assets	92.7	70.3

Total current assets	1,609.7	908.8
Other assets	1,205.9	742.4

Total assets	$2,815.6	$1,651.2

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$591.4	$572.5
Other current liabilities (See Note)	563.6	147.4

Total current liabilities	1,155.0	719.9

Long-term debt	743.9	352.2
Other noncurrent liabilities	154.5	87.6

Total liabilities	2,053.4	1,159.7

Stockholders’ Equity
Total stockholders’ equity	762.2	491.5

Total liabilities and stockholders’ equity	$2,815.6	$1,651.2

Note:   WESCO amended its accounts receivable securitization facility as of December 29, 2006. Historically, accounts receivable sold under the facility were removed from the consolidated balance sheet and accounted for as an off-balance sheet arrangement. Effective with the amendment, sales of accounts receivable pursuant to the receivable facility no longer qualify for “sale treatment” under GAAP. Therefore, the December 31, 2006 consolidated balance sheet reflects $390.5 million of additional accounts receivable and related borrowings. As of December 31, 2005, accounts receivable and long term debt have each been reduced by $397 million under the previous “off-balance sheet” accounting treatment.

WESCO INTERNATIONAL, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(dollar amounts in millions)
(Unaudited)

	December 31,	December 31,
	2006	2005
Total debt	$1,140.3	$403.6
Plus: A/R Securitization	—	397.0
Less: Cash and cash equivalents	(73.4)	(22.1)

Total indebtedness (including A/R Securitization Program), net of cash (See Note)	$1,066.9	$778.5

Note:   As previously noted, WESCO amended its accounts receivable securitization facility as of December 29, 2006, which changed the accounting treatment for borrowings under the facility and accounts receivable to “on-balance sheet” from “off-balance sheet”. Total indebtedness (including A/R Securitization Program), net of cash is provided by the Company as an additional measure of the Company’s leverage. Cash and cash equivalents are deducted from this total to determine total indebtedness (including A/R Securitization Program), net of cash. This amount represents the Company’s net obligation due under all of its financing facilities.
WESCO INTERNATIONAL, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(dollar amounts in millions)
(Unaudited)

	Three	Three	Twelve	Twelve
	Months Ended	Months Ended	Months Ended	Months Ended
	December 31, 2006	December 31, 2005	December 31, 2006	December 31, 2005
Cash flow provided by operations	$146,112	$128,983	$211,182	$295,097
Change in A/R Securitization	(75,500)	(87,000)	6,500	(189,000)
Less: Capital expenditures	(3,487)	(3,157)	(18,359)	(14,154)

Free cash flow (excluding effects of A/R Securitization Program) (See Note)	$67,125	$38,826	$199,323	$91,943

Note:   As previously noted, effective December 29, 2006, WESCO’s securitized accounts receivable and related borrowings were reflected on the balance sheet. The presentation for the twelve-month period above continues to treat the accounts receivable securitization program as “off-balance sheet” for consistency in reporting cash flow provided by operations. Free cash flow (excluding the effects of A/R Securitization Program and the transition of accounting treatment from “off-balance sheet to “on-balance sheet”) is provided by the Company as an additional liquidity measure. Generally accepted accounting principles require that changes in this facility be reflected within operating cash flows in the Company’s consolidated statement of cash flows. As management internally evaluates the A/R Securitization Facility as an additional form of liquidity, management believes it is helpful to provide the readers of its financial statements with the cash flow from operating activities other than those related to the A/R Securitization Facility. Capital expenditures are deducted from this adjusted operating cash flow amount to determine free cash flow (excluding effects of A/R Securitization Program). This amount represents excess funds available to management to service all of its financing needs (including needs of its A/R Securitization Program) and other investing needs.